EXHIBIT T3E(4)

DELTA FINANCIAL CORPORATION
OFFER TO EXCHANGE
91/2% SENIOR SECURED NOTES DUE 2004
AND WARRANTS
FOR ALL ISSUED AND OUTSTANDING

91/2% SENIOR NOTES DUE 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2000, UNLESS EXTENDED OR EARLIER TERMINATED. HOLDERS OF OLD NOTES (AS DEFINED BELOW) MUST TENDER THEIR OLD NOTES ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER (AS DEFINED BELOW).

November 20, 2000

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

           Delta Financial Corporation, a Delaware corporation ("Delta"), is offering, subject to the terms and conditions set forth in the enclosed offering circular dated November 20, 2000 (the "Offering Circular") and the accompanying letter of transmittal and consent dated November 20, 2000 (the "Letter of Transmittal and Consent"; and together with the Offering Circular, the "Exchange Offer"), to issue up to $150,000,000 aggregate principal amount of 91/2% Senior Secured Notes due 2004 (the "Secured Notes") and up to an aggregate of 1,590,000 warrants (the "Warrants") to subscribe for newly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Delta, in exchange for the entire aggregate principal amount of Delta's outstanding 91/2% Senior Notes due 2004 (the "Old Notes"). Subject to the terms and conditions of the Exchange Offer, Delta will issue $1,000 principal amount of Secured Notes and 10.6 Warrants for each $1,000 principal amount of Old Notes that are properly tendered and not withdrawn pursuant to the Exchange Offer. In addition, as part of the Exchange Offer, Delta is soliciting consents from the holders of the Old Notes to certain proposed amendments (the "Proposed Amendments") to the indenture governing the Old Notes. Holders desiring to accept the Exchange Offer must also consent to the Proposed Amendments. Holders of Old Notes that participate in the Exchange Offer will release and waive any and all claims or causes of action arising out of such holder's ownership of the Old Notes that such holder may have against Delta or any of Delta's subsidiaries, affiliates and stockholders.

           Delta is requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients, Delta is enclosing the following documents:F

1. 2. 3. 4.	The Offering Circular;

The Letter of Transmittal and Consent for your use and for the information of your clients;

A form letter which may be sent to your clients with space provided for obtaining the clients' instructions with respect to the Exchange Offer; and

A Notice of Guaranteed Delivery.

           DELTA URGES YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2000, UNLESS THE EXCHANGE OFFER IS EXTENDED (SUCH DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE OR AT ANY TIME AFTER JANUARY 22, 2001 IF DELTA HAS NOT ACCEPTED THE TENDERED OLD NOTES FOR EXCHANGE AND THE HOLDER HAS NOT RECEIVED THE SECURED NOTES AND WARRANTS IN EXCHANGE BY THAT DATE.

           Unless a holder of the Old Notes complies with the procedures described in the Offering Circular under the caption "Background and Purpose of The Exchange Offer and Consent Solicitation--Guaranteed Delivery Procedures," the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

           tender the Old Notes by sending the certificates for the Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal and Consent, with any required signature guarantees, and all other documents required by the Letter of Transmittal and Consent, to The Bank of New York, as Exchange Agent, at the address listed in the Offering Circular under the caption "Background and Purpose of the Exchange Offer and Consent Solicitation--The Exchange Agent", or

           DTC participants will be able to execute tenders through the DTC's Automated Tender Offer Program.

           If a registered holder of Old Notes wishes to tender the Old Notes in the Exchange Offer, but (a) the certificates for the Old Notes are not immediately available, (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Old Notes may be effected by following the Guaranteed Delivery Procedures described in the Offering Circular under the "Background and Purpose of The Exchange Offer and Consent Solicitation--Guaranteed Delivery Procedures."

           Delta will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of the Old Notes held by them as nominee or in a fiduciary capacity. Delta will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes in the Exchange Offer, except as set forth in Instruction 4 of the Letter of Transmittal and Consent.

           Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to D.F. King & Co., Inc., the Information Agent for the Exchange Offer, at the address and telephone number set forth in the Offering Circular.

Very truly yours,

DELTA FINANCIAL CORPORATION

           NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DELTA OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL AND CONSENT.

Enclosures